UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):   October 25, 2004

Electronic Data Systems Corporation

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

01-11779	75-2548221

(Commission File Number)	(IRS Employer Identification No.)

5400 Legacy Drive, Plano, Texas	75024

(Address of Principal Executive Offices)	(Zip Code)

(972) 604-6000

(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 -Financial Information

Item 2.02  Results of Operations and Financial Condition

On October 25, 2004, Electronic Data Systems Corporation ("EDS") announced it has rescheduled the release of its third quarter 2004 earnings to Wednesday, November 3.  The postponement will enable EDS and its auditors to complete the evaluation of a possible impairment of assets related to EDS' Navy Marine Corps Intranet (NMCI) account. The evaluation includes a review of projected cash flow over the expected lives of the assets used on the contract as compared to the net asset position of approximately $700 million on September 30, 2004.

EDS said it continued to expect pro forma earnings in the quarter ended September 30, 2004 to be at the high end of current guidance of five cents to 10 cents per share, including the impact of the U.S. Airways bankruptcy but excluding any possible NMCI impairment.  EDS also said it expects revenue of $4.9 billion to $5 billion for the quarter, in line with guidance; total contract value of new business signings of $3.3 billion, and free cash flow of $314 million.   Reference is made to Management's Discussion and Analysis of Financial Condition and Results of Operation in EDS' Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 for a discussion of certain items excluded from the company's pro forma earnings guidance as well as a discussion of free cash flow.

The information in this Item 2.02 shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                                                   ELECTRONIC DATA SYSTEMS CORPORATION

October 25, 2004                                                                                                      By:   /s/ ROBERT H. SWAN

                                                                                                                                           Robert H. Swan, Executive Vice
                                                                                                                                           President and Chief Financial Officer

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